Exhibit 10.21

DATED 24 March 2011

(1) WESCO AIRCRAFT EUROPE LIMITED

- and -

(2) ALEXANDER MURRAY

SERVICE AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	APPOINTMENT	2
3.	TERM	3
4.	WORKING TIME	3
5.	DUTIES	3
6.	REMUNERATION AND EXPENSES	4
7.	CAR ALLOWANCE	5
8.	PENSION	5
9.	INSURANCE BENEFITS	5
10.	HOLIDAYS AND HOLIDAY PAY	6
11.	SICKNESS AND ABSENCE	7
12.	CONFIDENTIAL INFORMATION	8
13.	PROTECTION OF THE COMPANY’S BUSINESS INTERESTS	9
14.	TERMINATION	12
15.	GARDEN LEAVE	14
16.	AMALGAMATION, RECONSTRUCTION AND CHANGE OF DIRECTOR	14
17.	DISCIPLINARY AND GRIEVANCE PROCEDURES	15
18.	DATA PROTECTION	15
19.	MISCELLANEOUS	16
20.	ENTIRE AGREEMENT	17
21.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	17
22.	COUNTERPARTS	17

THIS SERVICE AGREEMENT is made on	2011

BETWEEN:

(1)                                 WESCO AIRCRAFT EUROPE LIMITED registered number 01857310 whose registered office is at Park Mill Way, Clayton West, Huddersfield, West Yorkshire, HD8 9XJ (“Company”);

(2)                                 ALEXANDER MURRAY of 24 Far Bank, Shelley, Huddersfield, West Yorkshire, HD8 8HS (“Executive”).

IT IS AGREED:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                                 In this agreement where it is appropriate in context singular words shall include the plural and vice versa.  Words defined below shall have the following respective meanings:

“Appointment” means the employment of the Executive under the terms of this agreement ;

“Board” means the Board of Directors of the Company from time to time or its duly authorised representative;

“Business” means the business of distributing fasteners, fittings, bearings and other consumable products to the aerospace industry and any other business carried on by the Company and any Group Company from time to time;

“Company Intellectual Property” means Intellectual Property Rights created by the Executive (whether jointly or alone) in the course of his employment with the Company, whether or not during working hours or using Company premises or resources and whether or not recorded in material form;

“Garden Leave” means any period during which the Company has exercised its rights under clause 15.1;

“Group” means the Company and all companies which are for the time being either a Holding Company of the Company or a Subsidiary of either the Company or any such Holding Company;

“Group Company” means any company within the Group;

“Incapacitated” means prevented by illness, injury, accident or other incapacity or circumstances beyond the Executive’s control from properly fulfilling his duties under this agreement;

“Recognised Investment Exchange” means a recognised investment exchange as defined by section 285 of the Financial Services and Markets Act 2000;

“Salary” means the basic salary payable to the Executive under this agreement from time to time and does not include any benefits, bonus, commission or other remuneration payable to the Executive;

“Subsidiary” and “Holding Company” shall have the meanings ascribed to them by section 1159 of the Companies Act 2006 or any statutory modification or re-enactment thereof but for the purposes of section 1159(1) Companies Act 2006 a company shall be treated as a member of another company if any shares in that other company are registered in the name of (i) a person by way of security (where the company has provided the security) or (ii) a person as nominee for the company;

“Wesco Holdings Inc” means Wesco Holdings Inc of 27727 Avenue Scott, Valencia, CA 91355, United States.

1.2                                 The headings in this agreement are included for convenience only and shall not affect its interpretation or construction.

1.3                                 This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation including non contractual disputes or claims shall be construed and governed in accordance with the laws of England and Wales and the parties submit to the exclusive jurisdiction of the Courts of England and Wales over any claim or matter arising under or in connection with this agreement.

1.4                                 References to any legislation shall be construed as references to legislation as from time to time amended, re-enacted or consolidated.

1.5                                 References to clauses, the parties are respectively to clauses of and the parties to this agreement.

1.6                                 Save as otherwise defined words and expressions shall be construed in accordance with the Interpretation Act 1978.

1.7                                 The Company accepts the benefits in this agreement on its own behalf and on behalf of all Group Companies.  The Company shall be entitled to assign its rights and those of other Group Companies in connection with this agreement to any other Group Company at any time with immediate effect on giving written notice to the Executive.

2.                                      APPOINTMENT

2.1                                 The Company shall employ the Executive and the Executive shall be employed by the Company in the capacity of Vice President of Global Operations and/or in such other position or capacity with such job title as the Board may from time to time reasonably decide and subject to the terms and conditions set out in this agreement.

2.2                                 The Company shall procure the appointment of the Executive and the Executive shall act as a director of the Company with or without such executive powers as the Board shall decide in its absolute discretion.

2.3                                 The Executive warrants that he satisfies the necessary immigration requirements of and is entitled to work in the United Kingdom and will notify the Company immediately if he ceases to be so entitled during the Appointment.

2.4                                During the Appointment:

2.4.1                                                the Company has no duty to provide any work to or vest any powers in the Executive who shall have no right to perform any services for the Company or for any Group Company;

2.4.2                                                the Board shall be entitled at any time to appoint another person to act jointly with the Executive in any capacity in which he may be employed.

2.5                                 The parties agreement that it is the current intention of the Group and the Executive that over the next two years his employment becomes more focussed on Group activity in which event the Executive may be offered employment with a Group company based in the USA.

3.                                      TERM

3.1                                 The Appointment commenced on 4 January 2000 and unless terminated in accordance with clauses 11.4 or 14.1 or 16.2 of this agreement shall continue until terminated by at least 6 months’ written notice given by the Company to the Executive or at least 6 months’ written notice given by the Executive to the Company such written notice in either case to expire on the last day of a calendar month.

3.2                                 The Executive’s continuous period of employment began on 4 January 2000.

4.                                      WORKING TIME

The Executive acknowledges that as an employee with autonomous decision-taking powers, and subject to his complying with his duties under clause 5, he can determine his own working hours and that as such his working time is not measured or predetermined, and that accordingly the regulations relating to maximum weekly working time, night work, daily and weekly rest periods in the Working Time Regulations 1998 shall not apply to this Appointment.

5.                                      DUTIES

5.1                                 During the Appointment the Executive shall:

5.1.1                                                be responsible directly to the Board;

5.1.2                                                be responsible for the overall management of the Company and shall additionally perform such duties and exercise such powers and functions as may from time to time be reasonably assigned to or vested in him by the Board whether relating to the Company or any Group Company;

5.1.3                                                unless prevented by ill health devote the whole of his time and attention, endeavours and abilities to promoting the interests of the Company and of the Group and shall not engage in any activity which may be or may become harmful to or contrary to the interests of the Company or of the Group;

5.1.4                                                observe and comply with all lawful and reasonable requests, instructions, resolutions and regulations of the Board and give to the Board such explanations information and assistance as the Board may reasonably require;

5.1.5                                                carry out his duties in a proper, loyal and efficient manner to the best of his ability and use his best endeavours to maintain, develop and extend the business of the Company and of the Group;

5.1.6                                                comply with all legal duties imposed on him including those contained in the Companies Act 2006;

5.1.7                                                report to the Board in writing any matter relating to the Company or any Group Company or any of its or their officers or employees which he becomes aware of and which could be the subject of a qualifying disclosure as defined by section 43B of the Employment Rights Act 1996;

5.1.8                                                report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or of any Group Company to the Board immediately on becoming aware of it;

5.1.9                                                be based at the Company’s offices at Clayton West and perform such duties at such place or places in the United Kingdom or elsewhere as the Board shall decide but unless otherwise agreed the Executive shall not be required to work outside the United Kingdom for a continuous period exceeding one month;

5.1.10                                          work such hours and travel within and outside the United Kingdom as may reasonably be required for the proper performance of his duties;

5.1.11                                          accept (if offered) appointment as a director of the Company or any Group Company with or without such executive powers as the Board shall decide in its absolute discretion and resign any such appointment if requested by the Board without any claim for damages or compensation.  If the Executive fails to resign any such appointment the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation. Termination, at the Board’s request, of a directorship or other office held by the Executive will not terminate the Executive’s employment or amount to a breach of the terms of this agreement by the Company.

5.2                                 During the Appointment the Executive shall not without the written consent of the Board (such consent not to be unreasonably withheld):

5.2.1                                                be engaged or interested either directly or indirectly (through any member of his family or household or otherwise) in any capacity in any trade, business or occupation whatsoever other than the Business of the Company or the Group provided that the Executive shall not be prohibited from holding whether directly or indirectly up to three per cent of the shares or stock of any class of any company quoted or dealt in on a Recognised Investment Exchange;

5.2.2                                                pledge the credit of the Company or any Group Company other than in the ordinary course, day to day running of the Business or enter into any contracts or obligations involving the Company or any Group Company, which, in either case, obliges the Company or any Group Company in amounts that exceed the Company’s current written policies in place from time to time;

5.2.3                                                become a member of the Territorial Army or another reservist force, a member of Parliament,  a councillor of a local authority or a magistrate, or occupy or be engaged in public office.

6.                                      REMUNERATION AND EXPENSES

6.1                                 The Company shall pay to the Executive a Salary at a rate of £118,000 per annum or at such higher rate as may from time to time be agreed between the Company and the Executive.

6.2                                 The Salary shall be deemed to accrue evenly from day to day and shall be payable in arrears by equal monthly instalments on the 25th day of each month into a bank account nominated by the Executive and shall be inclusive of any fees and/or remuneration to which the Executive may be entitled as a director of the Company or any Group Company.

6.3                                 The Salary shall be reviewed annually by the Board of Directors of Wesco Holdings Inc and any change in the Salary will be implemented with effect from such date as determined by the Board of Directors of Wesco Holdings Inc. There is no obligation to award an increase following a salary review.

6.4                                 The Executive shall be entitled to participate in an annual bonus scheme on such terms and subject to such conditions as may be decided from time to time by the Board of Directors of Wesco Holdings Inc and notified to the Executive.  The Company reserves the right to vary or terminate (with or without replacement by a further scheme) any bonus scheme in place from time to time at any time with effect from the end of the financial year.

6.5                                 The Company shall reimburse the Executive for all reasonable and authorised out of pocket expenses (including hotel and travelling expenses) wholly, necessarily and exclusively incurred by the Executive in the discharge of his duties subject to the Company’s rules and policies relating to expenses as may be in force from time to time.  If the Executive is provided with a credit or charge card by the Company this must only be used for expenses which he incurs in performing the duties of his Appointment.

7.                                      CAR ALLOWANCE

7.1                                 Provided that the Executive holds a current driving licence, the Executive shall receive a car allowance for use of the Executive’s own car of £916.67 per month which shall be payable together with and in the same manner as the salary in accordance with clause 6.1.  The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.

7.2                                 The Company shall reimburse the Executive in respect of fuel costs for business miles at the Company’s business mileage rate.

7.3                                 The Executive shall immediately inform the Company if he is disqualified from driving and shall cease to be entitled to receive the allowance under clause 7.1 or reimbursement of fuel expenses under clause 7.2.

8.                                      PENSION

8.1                                 The Company shall pay a sum equivalent to 8% per cent of the Salary into a registered Pension Scheme nominated by the Executive conditional upon the Employee making a personal contribution of 3% of the Salary.

9.                                      INSURANCE BENEFITS

9.1                                 Up until the Executive reaches the age of 65 the Company shall, subject to clause 9.2 below, provide the Executive with the following benefits, particulars of which may be obtained from the Human Resources Department:

9.1.1                                                private medical expenses insurance for him and his spouse or civil partner and his children under the age of 18 in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance.

The Company reserves the right to discontinue or vary any such insurance at its discretion;

9.1.2                                                life insurance at a rate of 4 times the Salary in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance. The Company reserves the right to discontinue or vary any such life insurance at its discretion;

9.1.3                                                subject to the Company’s right to terminate the Appointment in accordance with clauses 3.1, 11.4 and 14.1 and 16.2 of this agreement permanent health insurance in accordance with the arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance (“PHI Scheme”).  The Company reserves the right to discontinue or vary any such insurance at its discretion.

9.1.4                                                During any period in which the Executive is eligible to receive benefits under the PHI Scheme the Company’s obligations under this agreement shall be limited to paying to the Executive such sums as it receives in respect of the Executive under the PHI Scheme and for the avoidance of doubt the Executive agrees in such circumstances to accept such sums in place of further payment of Salary and any other remuneration including bonus and the provision of a car allowance under the terms of this agreement.  During any such period the Executive shall continue to be bound by all his obligations (other than to provide his services) under this agreement.

9.2                                 The benefits referred to at each of clauses 9.1.1 to 9.1.3 above are conditional on the relevant insurer accepting cover for the Executive at a premium the rate of which the Company considers reasonable and accepting liability for any particular claim.  In the event that the relevant insurer does not accept cover or liability in respect of the Executive at a premium the rate of which the Company considers reasonable] or any claim by the Executive in respect of any of the benefits referred to at clauses 9.1.1 to 9.1.3 above, the Company shall have no obligation to provide any alternative benefit or cover in this regard.  The provision of the benefits at clauses 9.1.3 to 9.1.3 inclusive shall not restrict the Company’s ability to terminate the Appointment in accordance with clauses 3.1 or 11.4 or 14.1 or 16.2 of this agreement for any reason including, without limitation, because the Executive is Incapacitated.  All and any benefits provided under clauses 9.1.1 to 9.1.3 above shall cease with effect from the Executive’s 65th birthday or from the date of termination of the Appointment whichever is earlier.

10.                               HOLIDAYS AND HOLIDAY PAY

10.1                           The Company’s holiday year runs between 1 January and 31 December.  In addition to the normal bank and public holidays applicable in England and Wales the Executive shall be entitled to 25 working days’ paid holiday during each holiday year to be taken at such time as the notified to the President of Wesco Holdings Inc paid at the rate of basic Salary (“Holiday Entitlement”).  Holiday Entitlement is inclusive of statutory holiday under the Working Time Regulations 1998 (“Statutory Holiday”).

10.2                          Untaken Holiday Entitlement in any holiday year may not be carried forward to any following holiday year and such Holiday Entitlement will be forfeited without any right to payment in lieu other than with the consent of the President of Wesco Holdings Inc.

10.3                           In the holiday year in which the Executive’s Appointment commences or terminates the Executive shall be entitled to 2.5 days’ holiday for each completed month of service.

10.4                           Upon termination of the Appointment the Executive shall subject to clause 14.2 below if appropriate either be entitled to Salary in lieu of any outstanding Holiday Entitlement or be required to repay to the Company any Salary received in respect of Holiday Entitlement taken in excess of his proportionate Holiday Entitlement and any sums repayable by the Executive may be deducted from any outstanding Salary or other payments due to the Executive.

10.5                           The Company reserves the right to require the Executive to take any accrued but unused Holiday Entitlement during any period of notice given to terminate the Appointment or at any other time, or, if applicable, any such holiday shall be deemed to be taken during any period of Garden Leave.

10.6                           During any period when the Executive is Incapacitated he shall not accrue any holiday in excess of his entitlement to Statutory Holiday.  In any holiday year, the first 5.6 weeks of any holiday taken by the Executive shall be deemed to be Statutory Holiday.

10.7                           The provisions of this clause 10 shall replace regulations 15(1) to 15(4) inclusive of the Working Time Regulations 1998 which shall not apply to the Executive.

11.                               SICKNESS AND ABSENCE

11.1                           If the Executive is incapacitated he shall immediately notify the Human Resources Department and inform them of the reason for his absence.

11.2                           The Executive shall comply with the Company’s Absence Management policy which also sets out his entitlement to receive sick pay.

11.3                           The Executive agrees that at any time during the Appointment he will consent, if required by the Company, to a medical examination by a medical practitioner appointed by the Company at its expense and shall authorise such medical practitioner to disclose to and discuss with the Human Resources Department the results of any such medical examination.

11.4                           If the Executive shall at any time be Incapacitated during the Appointment for a total of 26 or more weeks in any 12 consecutive calendar months the Company may terminate the Appointment immediately by such notice as is required by section 86 of the Employment Rights Act 1996 in writing given to the Executive at any time during the period for which he is Incapacitated.

11.5                           If the Executive is incapacitated for a consecutive period of 20 working days the Board may (without prejudice to the provisions of clause 2.4.2) appoint another person or persons to perform those duties until such time as the Executive is able to resume fully the performance of his duties.

11.6                           If the Executive is Incapacitated by the action of a third party in respect of which damages are or may be recoverable the Executive shall notify the Human Resources Department of that fact and of any claim, compromise, settlement or judgment awarded as soon as is reasonably practicable.  The Executive shall include in any claim for damages against such third party a claim in respect of monies paid by the Company under this clause 11 and shall receive any payments referred to in this clause 11 above as loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from such payments as if they were emoluments of employment).  The Executive shall repay such loans

(net of costs) when and to the extent that the Executive recovers compensation for loss of earnings from the third party by action or otherwise.

12.                               CONFIDENTIAL INFORMATION

12.1                           The Executive shall not at any time during the Appointment nor at any time after its termination except for a purpose of the Company or the Group directly or indirectly use or disclose trade secrets or confidential information relating to the Company or any Group Company or the Company’s or any Group Company’s agents, customers,  prospective customers or suppliers.

12.2                           For the purposes of clause 12.1 confidential information shall include any information relating to the Business and/or the financial affairs of the Company and/or the Group and the Company’s and/or any Group Company’s agents, customers, prospective customers or suppliers and in particular shall include:

12.2.1                                          the business methods and information of the Company and any Group Company (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);

12.2.2                                          lists and particulars of the Company’s and any Group Company’s suppliers and customers and the individual contacts at such suppliers and customers;

12.2.3                                          details and terms of the Company’s and any Group Company’s agreements with suppliers and customers;

12.2.4                                          secret manufacturing or production processes and know-how employed by the Company and any Group Company or its/their suppliers;

12.2.5                                          confidential details as to the design of the Company’s and any Group Company’s and its and/or their suppliers’ products and inventions or developments relating to future products;

12.2.6                                          details of any promotions or future promotions or marketing or publicity exercises planned by the Company and any Group Company;

12.2.7                                          details of any budgets or business plans of the Company and any Group Company; and

12.2.8                                          any information which may affect the value of the Business or the shares of the Company or any Group Company,

whether or not in the case of documents or other written materials or any materials in electronic format they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company or any Group Company as being confidential.

12.3                          The Executive shall not be restrained from using or disclosing any confidential information which:

12.3.1                                          he is authorised to use or disclose by the Board; or

12.3.2                                          has entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by the Executive or anyone else employed or engaged by the Company or any Group Company; or

12.3.3                                          he is required to disclose by law; or

12.3.4                                          he is entitled to disclose under section 43A of the Employment Rights Act 1996 provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act and clause 5.1.7 above.

12.4                           The Executive shall not make copies of any document, memoranda, correspondence, computer disk, CD-Rom, memory stick, video tape or any similar matter (including for the avoidance of doubt in any electronic format) or remove any such items from the premises of the Company or of any Group Company other than in the proper performance of his duties under this agreement except with the written authority of the President of Wesco Holdings Inc which authority will apply in that instance only.

12.5                           The Executive shall not make any adverse public statement (whether written or oral) to media or otherwise relating to the affairs of the Company or any Group Company and shall not write any article for publication on the matter concerned with the Business or other affairs of the Company or the Group without the prior written consent of Wesco Holdings Inc.

13.                               PROTECTION OF THE COMPANY’S BUSINESS INTERESTS

13.1                           The Executive acknowledges that following termination he will be in a position to compete unfairly with the Company as a result of the confidential information, trade secrets and knowledge about the business, operations, customers, employees and trade connections of the Company and the Group he has acquired or will acquire and through the connections that he has developed and will develop at the expense of the Company.  The Executive agrees to enter into the restrictions in this clause for the purpose of protecting the Company’s legitimate business interests and in particular the confidential information, goodwill and the stable trained workforce of the Company and the Group.

13.2                           The Executive shall not without the prior written consent of the Board (such consent not to be unreasonably withheld), directly or indirectly, on his own behalf, or on behalf of any person, firm or company in connection with any business which is or is intended or about to be competitive with the Restricted Business (as defined below) or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company or any Group Company in connection with the Restricted Business:

13.2.1                                          for a period of 12 months after the termination of the Appointment solicit or canvass the custom of any Customer (as defined below);

13.2.2                                          for a period of 12 months after the termination of the Appointment solicit or canvass the custom of any Potential Customer (as defined below);

13.2.3                                          for a period of 12 months after the termination of the Appointment deal with any Customer;

13.2.4                                          for a period of 12 months after the termination of the Appointment deal with any Potential Customer;

13.2.5                                          for a period of 12 months after the termination of the Appointment solicit or entice away, or attempt to entice away from the Company or any Group Company any Restricted Employee (as defined below)

13.2.6                                          for a period of 12 months after the termination of the Appointment employ, offer to employ or enter into partnership with any Restricted Employee with a view to using the knowledge or skills of such person in connection with any business or activity which is or is intended to be competitive with the Restricted Business.

13.3                           The Executive shall not without the prior written consent of the Board (such consent not to be unreasonably withheld) for a period of 12 months after the termination of the Appointment, directly or indirectly, on his own behalf, or on behalf of any person, firm or company:

13.3.1                                          within the Restricted Territory (as defined below) set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, principal, agent or otherwise, any business which is or is intended or about to be competitive with the Restricted Business save as a shareholder of not more than three per cent of any public company whose shares or stocks are quoted or dealt in on any Recognised Investment Exchange;

13.3.2                                          endeavour to cause any person, firm or company who is at the date of termination of the Appointment or at any time during the 12 months immediately prior to such termination was a Restricted Supplier (as defined below) to the Company and/or any Group Company, to either cease to supply the Company or any Group Company or materially alter the terms of such supply in a manner detrimental to the Company or any Group Company.

13.4                           In clause 13 the following words and phrases shall have the following meanings:

“Customer” shall mean any person, firm or company who at the date of termination of the Appointment or at any time during the 12 months immediately prior to such termination was a customer of the Company or any Group Company and from whom the Executive had obtained business on behalf of the Company or any Group Company or to whom the Executive had provided or arranged the provision of goods or services on behalf of the Company or any Group Company or for whom the Executive had management responsibility;

“Potential Customer” shall mean any person, firm or company with whom either the Executive or any other employee of the Company or any Group Company for whom the Executive had, at the date of the negotiations, management responsibility carried out negotiations on behalf of the Company or any Group Company at any time during the period of three months immediately prior to the date of termination of the Appointment with a view to such person, firm or company becoming a customer of the Company or of any Group Company.

“Restricted Business” shall mean the Business or any part of the Business which in either case:

(a)                                                          is carried on by the Company or any Group Company at the date of termination of the Appointment; or

(b)                                                         was carried on by the Company or by any Group Company at any time during the period of six months immediately prior to the date of termination of the Appointment; or

(c)                                                          is to the knowledge of the Executive to be carried out by the Company or by any Group Company at any time during the period of six months immediately following the date of termination of the Appointment;

and which the Executive was materially concerned with or had management responsibility for (or had substantial confidential information regarding) in either case at any time during the period of 12 months immediately prior to the date of termination of the Appointment;

“Restricted Employee” shall mean any senior employee of the Company or any Group Company employed at the date of termination of the Appointment in the capacity of director or in any research, technical, IT, financial, marketing or sales function or other managerial role whom the Executive has managed or with whom he has worked at any time during the period of 12 months immediately prior to the termination of the Appointment, and shall not include any employee employed in an administrative, clerical, manual or secretarial capacity;

“Restricted Supplier” means any supplier to the Company or to any Group Company with whom the Executive has had material personal contact or for whom the Executive has had managerial responsibility during the period of 12 months immediately prior to the termination of the Appointment.

“Restricted Territory” shall mean England, Scotland, Wales and Northern Ireland, Germany, France and Italy together with any other country in which the Company or any other Group Company:

carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at the date of termination of the Appointment; or

(a)                                                          carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at any time during the period of six months immediately prior to the date of termination of the Appointment; or

(b)                                                         is to the knowledge of the Executive to carry out any Restricted Business at any time during the period of six months immediately following the date of termination of the Appointment;

and regarding which country at any time during the period of 12 months immediately prior to the date of termination of the Appointment the Executive:

was materially concerned or worked in; and/or

(a)                                                          had management responsibility for; and/or

(b)                                                         obtained confidential information (as defined in clause 12.2)

13.5                           In the event that the Executive receives an offer of employment or request to provide services either during the Appointment or during the currency of the restrictive periods set out in clauses 13.2 and 13.3 the Executive shall provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this agreement signed by both parties.

13.6                           The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances.  Each sub clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group Company.

14.                               TERMINATION

14.1                           The Appointment may be terminated without notice with immediate effect by the Company if at any time:

14.1.1                                          the Executive does not comply with any lawful order or direction given to him by the Board; or

14.1.2                                          the Board reasonably believes the Executive has committed any serious breach or repeated after written warning any breach or is guilty of a continuing breach of any of the terms of this agreement; or

14.1.3                                          the Board reasonably believes that the Executive is guilty of any gross or serious misconduct or (after written warning) wilful neglect in the discharge of his duties under this agreement; or

14.1.4                                          the Board reasonably believes that the Executive is guilty of any bribery, corruption, fraud, dishonesty or conduct tending to bring himself, the Company or any Group Company into disrepute including for the avoidance of doubt any criminal offence (except a road traffic offence not involving a custodial sentence); or

14.1.5                                          the Board reasonably believes that the Executive has committed a breach of any legislation in force which may affect or relate to the business of the Company or any Group Company); or

14.1.6                                          the Executive is declared bankrupt or has a receiving order made against him or makes any general composition with his creditors or takes advantage of any statute affording relief for insolvent debtors; or

14.1.7                                          the Executive becomes prohibited by law from being or acting as a director of the Company; or

14.1.8                                          the Executive refuses or fails to agree to accept employment on the terms and in the circumstances specified in clause 16.1 of this agreement; or

14.1.9                                          the Executive resigns as a director of the Company other than at the request of the Board.

14.2                           In the event of termination under clause 14.1 the Company shall not be obliged to make any further payment to the Executive except such Salary as shall have accrued at the date of termination and in respect of accrued but untaken Holiday Entitlement.

14.3                           Upon notice of termination of the Appointment being given or upon termination of the Appointment or, at the start of a period of Garden Leave the Executive shall:

14.3.1                                          at the request of the Company resign from all (if any) offices held by him in the Company or any Group Company and all (if any) trusteeships held by him of any pension scheme or any trust established or subscribed to/by the Company and any Group Company and in the event of his failure to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation;

14.3.2                                          immediately return to the Company all correspondence, documents, papers, memoranda, notes, records such as may be contained in magnetic media or other forms of computer storage, videos, tapes (whether or not prepared or produced by him) and any copies thereof charge and credit cards and all other property (including any car) belonging to the Company which may be in the Executive’s possession or under his control provided that the Executive shall not be obliged to return during any period of Garden Leave any property provided to him as a contractual benefit;

14.3.3                                          if requested send to the Finance Director a signed statement confirming that he has complied with sub-clause 14.3.2 above.

14.4                           The Executive shall not at any time after the termination of the Appointment represent himself as being in any way connected with or interested in the Business of the Company or the Group.

14.5                           At its absolute discretion the Company may at any time (including without limitation after notice of termination shall have been given by either party lawfully terminate this agreement by notice in writing with immediate effect by paying to the Executive a sum in lieu equal to his Salary for the then unexpired period of notice (subject to deduction at source of income tax and national insurance contributions) (“Payment in Lieu”). For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

14.5.1                                          any bonus or commission payments, or payments, rights or benefits under any share option or long term incentive plan that might otherwise have been due during the period for which the Payment in Lieu is made;

14.5.2                                          any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and

14.5.3                                          any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

14.6                           The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 14.5.  Nothing in this clause 14 shall prevent the Company from terminating the Appointment in breach.

14.7                           On termination of the Appointment howsoever arising the Executive shall not have any claim for breach of contract in respect of the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or by any Group Company in which he may participate which would otherwise have accrued during the period of notice to which the Executive is entitled under clause 3.1 of the agreement.

14.8                           The Executive expressly agrees that the Company may make such deductions from Salary or other payments due on the termination of or during the Appointment as may be necessary to reimburse the Company for sums paid out by the Company to or on behalf of the Executive but which are recoverable by it including but not limited to loans, advances, relocation expenses, excess holiday payments and any outstanding payments in relation to the company car.

15.                               GARDEN LEAVE

15.1                           Following notice to terminate the Appointment being given by the Company or the Executive or if the Executive purports to terminate the appointment in breach of contract the Company may by written notice require the Executive not to perform any services (or to perform only specified services) for the Company or for any Group Company for all or part of the notice period required under clause 3.1.

15.2                           During any period of Garden Leave the Executive shall:

15.2.1                                          continue to receive the Salary and other contractual benefits under this agreement in the usual way and subject to the terms of any benefit arrangements;

15.2.2                                          remain an employee of the Company and remain bound by his duties and obligations, whether contractual or otherwise, which shall continue in full force and effect;

15.2.3                                          not contact or deal with (or attempt to contact or deal with) any customer client supplier agent distributor shareholder employee officer or other business contact of the Company or any Group Company without the prior written consent of the President of Wesco Holdings Inc.;

15.2.4                                          not (unless otherwise requested) enter onto the premises of the Company or any Group Company without the prior written consent of Wesco Holdings Inc.;

15.2.5                                          not commence any other employment or engagement;

15.2.6                                          provide such assistance as the Company or any Group Company may require to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Company or any Group Company to take over his role or responsibilities;

15.2.7                                          make himself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work.

15.3                           In the event that the Company exercises its rights under clause 15.1 of this agreement then any Garden Leave shall be set off against and therefore reduce the periods for which the restrictions in clauses 13.2 and 13.3 of this agreement apply.

16.                               AMALGAMATION, RECONSTRUCTION AND CHANGE OF DIRECTOR

16.1                           If the Company is wound up for the purposes of reconstruction or amalgamation the Executive shall not as a result or by reason of any termination of the Appointment or the redefinition of his duties within the Company or the Group arising or resulting from any reorganisation of the Group have any claim against the Company for damages for termination of the Appointment or otherwise so long as he shall be offered employment with any concern or undertaking resulting from such reconstruction reorganisation or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this agreement.

16.2                           If the Executive shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this agreement by way of novation to a company which has acquired or agreed to acquire not less than 50 per cent of the equity share capital of the Company the Company may terminate the Appointment by such notice as is required by s86 of the Employment Rights Act 1996 given within one month of such offer.

16.3                           The appointment of the Executive as a director of the Company or any Group Company does not amount to a term of employment and the Company reserves the right to remove the Executive from any such directorship at any time for any reason.  Where the Company exercises this right, this shall not amount to a breach of this agreement and shall not give rise to a claim for damages or compensation.

17.                               DISCIPLINARY AND GRIEVANCE PROCEDURES

17.1                           There is no disciplinary procedure which applies to the Executive’s employment with the Company.

17.2                           The Executive shall refer any grievance he may have about his employment or an appeal in connection with any disciplinary decision relating to him to the President of Wesco Holdings Inc. in writing in the first instance.

17.3                           The Board shall have the right to suspend the Executive from his duties on such terms and conditions as the Board shall determine for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying harassment or discrimination against the Executive and pending any disciplinary hearing.  The Company shall be required to continue to pay the Salary and provide all other contractual benefits to the Executive during any period of suspension.  The Company shall not be required to give any reason for exercising its right under this clause.

18.                               DATA PROTECTION

18.1                           The Executive confirms that he has read and understood the Company’s data protection policy, a copy of which is [contained in the Staff Handbook][available on the intranet].  The Company may change its data protection policy at any time and will notify employees in writing of any changes.

18.2                           The Executive’s personal data will be held by the Company in its manual and automated filing systems.  The Company will process and may disclose such data and the Executive consents to the processing and disclosure of such data both inside and, where necessary, outside the European Economic Area (including in particular, but without limitation, the USA for the following purposes:

18.2.1                                          in order for the Appointment and this agreement to be performed;

18.2.2                                          in order to comply with any legal obligations imposed on the Company or any Group Company;

18.2.3                                          for decisions to be made regarding the Executive’s employment or continued employment;

18.2.4                                          for obtaining or carrying out work from or for customers or potential customers;

18.2.5                                          for the purpose of any potential sale of over 50 per cent of the shares of the Company or any Holding Company of the Company or other change of control or any potential transfer of the Executive’s employment under the Transfer of Undertaking (Protection of Employment) Regulations 2006.

Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors and, in the case of obtaining or carrying out work, disclosure to customers or potential customers.

18.3                           The Company will process and may disclose sensitive data and the Executive consents to the processing and disclosure of such data as follows:

18.3.1                                          information about the Executive’s physical or mental health or condition for the purpose of the performance of the Appointment and this agreement, monitoring sickness absence, dealing with sick pay and determining the Executive’s fitness to carry out duties on behalf of the Group;

18.3.2                                          information about the Executive’s sex, marital status, race, ethnic origin or disability for the purpose of monitoring to ensure equality of opportunity and compliance with equal opportunities legislation;

18.3.3                                          information relating to any criminal proceedings in which the Executive has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

18.4                           The Executive shall use all reasonable endeavours to keep the Company informed of any changes to his personal data.

18.5                           The Executive acknowledges that in the course of this Appointment he shall have access to personal and sensitive data relating to other employees and he agrees to comply with the Company’s data protection policy at all times.

19.                               MISCELLANEOUS

19.1                           The Executive shall pay and fully indemnify the Company against all income tax payable by the Company on his behalf by reason of any of the benefits received by the Executive in connection with the Appointment.  The Company shall be entitled to make deductions from the Salary or other payments due to the Executive to satisfy any such income tax liability.

19.2                           Notices may be given by either party by personal delivery or by letter or email or fax message addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address. Any such notice given by letter shall be deemed to have been given 48 hours after posting and any such notice given by fax shall be deemed to have been given at the time on the confirmation report.

19.3                           There are no collective agreements in force which affect the terms and conditions of the Appointment.

19.4                           If any provision of this agreement (including without limitation the provisions contained in clause 13 shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this agreement which shall remain in full force and effect.  If any provision of this agreement (including without limitation the provisions contained in clause 13 is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modifications as may be necessary to make it valid.

19.5                           The Executive consents to any Group Company making his service contract (as defined in the Companies Act 2006) available for inspection in compliance with that Act notwithstanding that it contains his residential address.

20.                               ENTIRE AGREEMENT

20.1                           This agreement, together with the documents referred to in it constitutes the entire agreement and understanding between the parties in respect of the matters dealt with in them and supersedes cancels and nullifies any previous agreement between the parties or any of them relating to such matters notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.

20.2                           Each of the parties acknowledges and agrees that in entering into this agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this Agreement. The only remedy available to any party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this Agreement.

20.3                           Nothing in this clause 20 shall operate to exclude any liability for fraud.

21.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.  This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

22.                               COUNTERPARTS

This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

IN WITNESS whereof the parties have executed this agreement as a deed on the date of this agreement

Executed as a deed, but not delivered until the		)
first date specified on page 1, by WESCO		)
AIRCRAFT EUROPE LIMITED by a		)
director in the presence of a witness:		)	Signature	/s/ Julia Langton

			Name (block capitals)	JULIA LANGTON
Director

Witness signature	/s/ J. Dobrucki

Witness name	J. DOBRUCKI
(block capitals)

Witness address	41, Southlands Drive,

Fixby, Huddersfield,

HD2 - 2LT

Signed as a deed, but not delivered until the		)
first date specified on page 1, by		)
ALEXANDER MURRAY in the presence of:		)
		)	Signature	/s/ Alexander Murray

Witness signature	/s/ J. Dobrucki

Witness name	J. DOBRUCKI
(block capitals)

Witness address	41, Southlands Drive,

Fixby, Huddersfield,

HD2 - 2LT